EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated June 25, 2014, with respect to the consolidated financial statements included in the Annual Report of Mexco Energy Corporation on Form 10-K for the year ended March 31, 2014.  We hereby consent to the incorporation by reference of said report in the Registration Statement of Mexco Energy Corporation on Form S-8 (File No. 333-165296).

/s/ GRANT THORNTON LLP

Wichita, Kansas
June 25, 2014